                                                                    Exhibit 11.1

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                        WATERLINK, INC. AND SUBSIDIARIES

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
                                                                                            Three Months Ended
                                                              Fiscal     Fiscal     Fiscal     December 31,
                                                               1997       1996       1995     1997      1996
                                                              ------    -------    ------    -------   ------
                                                                   (In thousands, except per share data)
Basic
    Average common shares outstanding                           4,924     1,469     1,225     11,907    2,085
                                                              =======   =======    ======    =======   ======

    Net income (loss)                                         $   372   $   306    $ (512)   $ 2,015   $  227
                                                              =======   =======    ======    =======   ======

    Basic Earnings (Loss) per Share                           $  0.08   $  0.21    $(0.42)   $  0.17   $ 0.11
                                                              =======   =======    ======    =======   ======


Assuming Dilution
    Average shares outstanding-basic                            4,924     1,469     1,225     11,907    2,085
    Effect of dilutive securities:
      Conversion of preferred stock into
          common stock                                          2,395     3,250       -          -      3,250
      Impact of outstanding stock
          options and warrants                                    485       235       -          858      258
      Convertible subordinated notes                               -         -        -           78       -
                                                              -------   -------    ------    -------   ------
                                                                7,804     4,954     1,225     12,843    5,593
                                                              =======   =======    ======    =======   ======

    Net income (loss)                                         $   372   $   306    $ (512)   $ 2,015   $  227
    Effect of dilutive securities-interest on
      convertible subordinated notes, net of tax                   -         -        -            8      -
                                                              -------   -------    ------    -------   ------
                                                              $   372   $   306    $ (512)   $ 2,023   $  227
                                                              =======   =======    ======    =======   ======

Earnings (Loss) per Share-Assuming Dilution                   $  0.05   $  0.06    $(0.42)   $  0.16   $ 0.04
                                                              =======   =======    ======    =======   ======
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